Exhibit 23.1


                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-3 No. 33-60526 pertaining to Redeemable Warrants and shares of Common Stock issued on exercise thereof and the Registration Statements on Form S-8 No. 33-66832 pertaining to the 1991 Stock Plan, No. 33-52820 pertaining to the 1991 Stock Plan and 1992 Stock Plan, No. 33-80911 pertaining to the 1995 Equity Incentive Plan, 1995 Nonemployee Director Stock Option Plan, and No. 333-12169 pertaining to the 1996 Employee Stock Purchase Plan of SciClone Pharmaceuticals, Inc. of our report dated January 23, 1997, with respect to the consolidated financial statements of SciClone Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                               ERNST & YOUNG LLP

Palo Alto, California
March 31, 1997